Exhibit 10.25

February 16, 2012

Mr. John Monson

Dear John,

I am pleased to offer you a position with MoSys, Inc. (the “Company”) as Vice President of Product Marketing, an officer of the Company, subject to ratification by the Company’s board of directors.  This offer letter (the “Agreement”) sets forth the terms and conditions of the Company’s offer of employment. This is intended to be a binding agreement, and if the terms contained in this Agreement are acceptable to you, please acknowledge your acceptance by signing in the signature block, below. The Company’s offer of employment is conditioned upon: (I) your presenting satisfactory evidence of your authorization to work in the United States and your identity sufficient to allow the Company to complete the I-9 form required by law within three business days of the Commencement of your employment with the Company; (2) your consent to, and satisfactory completion of a reference and background check; and (3) your execution of the Company’s standard form of Employment, Confidential Information and Invention Assignment agreement.

Your primary responsibilities will be those normally associated with the position of Vice President of Product Marketing, an exempt position, as well as such other duties as may from time to time be assigned to you.  While employed by the Company, you may not work as an employee or consultant of any other organization or engage in any other activities which conflict or interfere with your obligations to the Company, without the express prior written approval of the Chief Executive Officer of the Company.  It is understood that you will not be employed by any other person or organization when you commence employment with the Company.

You will report to the Chief Executive Officer. Your semi-monthly compensation will be $8958.33 dollars and annualized, is equal to $215,000.00 a year. Your compensation will be paid in accordance with the Company’s normal payroll procedures and will be subject to applicable withholding required by law or as authorized by you.

Upon approval of the compensation committee of the board of directors, you will be granted an option to purchase 175,000 shares of the Company’s common stock. The option will vest 25% at the end of one year of employment and 2.0833% per month thereafter. The per share exercise price of the option shall be the fair market value of the Company’s common stock on the date of grant. This option will be granted as a new employment inducement grant under the NASDAQ Marketplace Rules and not pursuant to the Company’s existing option plan.

You will also be eligible to participate, subject to the generally applicable terms and conditions of the plan or program in question and the determination of any committee administering such plan or program, in the Company’s employee benefit plans and programs, including standard major medical, dental, life, disability and vision insurance benefits, flexible benefit plan, paid holidays, personal time off (PTO), Employee Stock Purchase Plan, and the 401(k)  plan. Please consult the terms of those plans, which govern your eligibility and terms,

MoSys, Inc. • 3301 Olcott Street, Santa Clara, CA  95054 • Tel: 408.418.7500 Fax: 408.418-7501 • www.mosys.com and/or contact the Company’s Human Resources Department.  You will be reimbursed on a regular basis for reasonable, necessary and properly documented business and travel expenses incurred for the purpose of conducting the Company’s business, in accordance with Company policy.

You should be aware that your employment with the Company is for no specified period and constitutes at will employment.  As a result, you are free to resign at any time, for any reason or for no reason.  Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause.

MANDATORY ARBITRATION AND WAIVER OF RIGHT TO JURY TRIAL: You agree that any dispute arising out of or related to your employment, including termination of your employment, with the Company shall be resolved only by an arbitrator through final and binding arbitration pursuant to the then current Employment Arbitration Rules of the J AMS (Judicial Arbitration & Mediation Services) (available at www.jamsadr.com) or, at the Parties’ option, under the American Arbitration Association‘s National Rules for the Resolution of Employment Disputes (available at www.aadr.org), and not by way of court or jury trial. Attached for your reference is a copy of the current JAMS Employment Arbitration Rules, which are also available on JAMS’ website.  Please acknowledge your receipt of the JAMS Employment Arbitration Rules:

You and the Company agree d1at any dispute regarding any aspect of this Agreement, including the confidentiality provisions,  shall be submitted exclusively to final and binding arbitration before a mutually agreed upon arbitrator in accordance with the Federal Arbitration Act (“FAA”), 9 U.S.C. §§ I, et seq. In the event that the FAA does not apply for any reason, then the arbitration will proceed pursuant to the California Arbitration Act, California Code of Civil Procedure §§ 1280, et seq. The arbitrator shall be empowered to award any appropriate relief, including remedies at law, in equity or injunctive relief. The arbitrator may award any pa11y any remedy to which that party is entitled under applicable law, but such remedies shall be limited to those that would be available to a party in a court of law for the claims presented to and decided by the arbitrator.  The arbitrator will issue a decision or award in writing, stating the essential findings of fact and conclusions of law. The location of the arbitration proceeding shall be in the general geographical vicinity of the place where you last worked for the Company, unless each party to the arbitration agrees in writing otherwise.  You and the Company agree that this arbitration shall be the exclusive means of resolving any dispute under this Agreement and that no other action will be brought by them in any court or other forum.  If you and the Company cannot agree on an arbitrator, then an arbitrator will be selected using the alternate striking method from a list of five (5) neutral arbitrators provided  by the applicable J AMS Rule.  Each Party will pay the fees for their own counsel, subject to any remedies to which that party may later be entitled under applicable law. However, in all cases where required by applicable law, the Company will pay the arbitrator’s fees and the arbitration costs.  If und er applicable law the Company is not required to pay the arbitrator’s  fees and the arbitration costs, then such fees and costs will be apportioned equally between each set of adverse Parties.

Except as may be permitted or required by law, neither a party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. A court of competent jurisdiction shall have the authority to enter a judgment upon the award made pursuant to the arbitration. Claims may be brought before an administrative agency, but only to the extent applicable law permits access to such an agency notwithstanding the existence of an agreement to arbitrate. However, there will be no right or authority for any dispute to be brought, heard or arbitrated as a class or collective action.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to the Human Resources Department (Tammy Carr).  This offer will expire on February 24, 2012. This Agreement, along with the applicable stock option agreement between you and the Company, together with the Company’s standard employment policies and procedures in effect from time to time, constitutes the entire terms of your employment with the Company and supersedes all prior representations or agreements, whether written or oral. This Agreement is to be governed by California law, without regard to any conflicts of law. To the extent that any of the terms of this Agreement or any of the foregoing agreements conflict with the Company’s standard employment policies and procedures in effect from time to time, the former shall govern. This Agreement may not be modified or amended except by a written agreement signed by the Chief Executive Officer of the Company and you.

We believe that you can make a great contribution to the Company, and we all look forward to working with you.

Sincerely,

/s/ Len Perham
Len Perham
Chief Executive Officer

ACCEPTED AND AGREED TO

This 20 day of February, 2012

Start date:	Feb. 21, 2012

/s/ John Monson
John Monson